CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Loto Inc.

We hereby consent to the inclusion in the foregoing Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our report dated August 17, 2010 with respect to our audit of the consolidated financial statements of Loto, Inc. as of May 31, 2010 and for the period from inception (September 16, 2008) to May 31, 2010.

We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

/s/ Paritz & Company, P.A.
Paritz & Company, P.A.
Certified Public Accountants

Hackensack, New Jersey
September 21, 2010